EXHIBIT 99.1

LUMONALL RESIGNATION OF OFFICER AND DIRECTOR

TORONTO, ONTARIO, March 18, 2009 – Lumonall, Inc. (OTCBB:LUMN), (the “Company” or “Lumonall”) today announced that Mr. Michael Hetherman, Chief Executive Officer (“CEO”) and a member of the Board of Directors of the Company has resigned.

On March 12, 2009, the Company received notification from Mr. Hetherman that he has resigned as CEO and as a member of the Board of Directors effective immediately. Mr. Hetherman has served as the Company’s CEO and a member of the Board of Directors since August 28, 2007. Mr. Hetherman is also the sole owner of The Willis Supply Company Limited – the exclusive distributor of Lumonall products in Canada. On March 16, 2009, the Company’s Board of Directors held a meeting and accepted Mr. Hetherman’s resignations and appointed Mr. John G. Simmonds (a director of the Company and former CEO) as interim CEO.

Mr. Hetherman’s resignation was voluntary and did not involve a dispute or disagreement with the Company or any of its officers or directors with respect to the Company’s operations, policies or practices.

Following Mr. Hetherman’s resignation the Company’s Board of Directors consists of Frank Hoyen, Geir Drangsholt, Bjorn Pedersen, John Simmonds and Carrie Weiler.

About Lumonall, Inc.

Lumonall, Inc. is a global supplier of innovative photoluminescent (PLM) products, with a current concentration on Exit Signs and Safety Way Guidance Systems (SWGS). A supplier of “green” products and solutions, Lumonall concentrates first and foremost on Safety, Environmental issues and Cost savings.

The company leverages nearly 20 years of innovation and development in manufacturing, photoluminescent technology, and safety products. Using the company’s proprietary PLM formulation, Lumonall intends to internationally market low cost, high performance photoluminescent Exit Signs and Safety Way Guidance Systems. The company’s core strategy involves strategic alliances with those wishing to purchase licenses for Territories, Fabrication and New Product Development. The company’s PLM formulation meets all current building code standards.

This press release contains forward-looking statements relating to future events and results that are based on Lumonall’s current expectations. These statements involve risks and uncertainties including, without limitation, Lumonall’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.

For more information, please contact:

John Simmonds
Chairman and CEO
Lumonall, Inc.
(905) 833-9845 (telephone)
(905) 833-9847 (fax)